Exhibit (c)(3)

GRA – HUSP Analysis and Implied Offer Premiums April 1st, 2021

GRACE

GRA Summary Trading (April 1st, 2021):

- *Closing Price: **$61.19***
- *Daily VWAP: **$61.64***
- *30-Day Rolling VWAP: **$60.08***

HUSP Based on 40N Initial Offer Date

- *Undisturbed Date: **06-Nov-2020***
  (Prior to 40N Initial Offer Letter)
- *Undisturbed Share Price: **$44.05***

HUSP Based on 40N Director Resignation Date

- *Undisturbed Date: **13-Oct-2020***
  (Prior to 40N Director Resignation)
- *Undisturbed Share Price: **$40.06***

Core HUSP Comparables: Chemical Peers	HUSP (Based on 40N Initial Offer)			HUSP (Based on 40N Director Resignation)		
	Price Performance (Since Nov-06)	Implied GRA Share Price	40N $70/sh Offer Premium / (Discount) %	Price Performance (Since Oct-13)	Implied GRA Share Price	40N $70/sh Offer Premium / (Discount) %
Umicore	43.3 %	$ 63.13	10.9 %	25.5 %	$ 50.29	39.2 %
Clariant	9.4 %	48.18	45.3 %	2.3 %	40.98	70.8 %
Johnson Matthey	40.3 %	61.78	13.3 %	34.6 %	53.93	29.8 %
PQ Group	41.0 %	62.09	12.7 %	56.5 %	62.71	11.6 %
PPG	9.5 %	48.24	45.1 %	13.8 %	45.58	53.6 %
Ashland	19.7 %	52.73	32.8 %	22.7 %	49.16	42.4 %
Avient	47.0 %	64.73	8.1 %	51.0 %	60.50	15.7 %
NewMarket	6.0 %	46.71	49.9 %	7.2 %	42.96	62.9 %
Average	**27.0 %**	**$ 55.95**	**25.1 %**	**26.7 %**	**$ 50.76**	**37.9 %**
Median	**30.0 %**	**$ 57.25**	**22.3 %**	**24.1 %**	**$ 49.72**	**40.8 %**
Note: Albemarle	34.3 %	$ 59.17	18.3 %	58.4 %	$ 63.47	10.3 %

Reference Only: Refining Peers	HUSP (Based on 40N Initial Offer)			HUSP (Based on 40N Director Resignation)		
	Price Performance (Since Nov-06)	Implied GRA Share Price	40N $70/sh Offer Premium / (Discount) %	Price Performance (Since Oct-13)	Implied GRA Share Price	40N $70/sh Offer Premium / (Discount) %
HollyFrontier	116.4 %	$ 95.32	(26.6)%	91.5 %	$ 76.73	(8.8)%
Marathon Petroleum	76.7 %	77.83	(10.1)%	89.9 %	76.08	(8.0)%
Phillips 66	78.1 %	78.47	(10.8)%	62.2 %	64.98	7.7 %
Valero Energy	97.3 %	86.90	(19.4)%	81.8 %	72.81	(3.9)%
Average	**92.1 %**	**$ 84.63**	**(17.3)%**	**81.4 %**	**$ 72.65**	**(3.6)%**
Median	**87.7 %**	**$ 82.69**	**(15.3)%**	**85.8 %**	**$ 74.45**	**(6.0)%**

Market Implied Deal Probability and Premiums[1]

If market believes HUSP is…	…then market Implied probability of $70/sh Deal is:	…and $70/sh is an implied premium of:
$ 51	56.0 %	37.3 %
$ 52	53.6 %	34.6 %
$ 53	50.8 %	32.1 %
$ 54	47.7 %	29.6 %
$ 55	44.3 %	27.3 %
$ 56	40.3 %	25.0 %
$ 57	35.7 %	22.8 %
$ 58	30.3 %	20.7 %
$ 59	24.0 %	18.6 %
$ 60	16.4 %	16.7 %

Implied Premiums of 40N $70/sh Offer

	Metric	Implied Premium
Spot (April 1, 2021)	$ 61.19	16.9 %
Daily VWAP (April 1, 2021)	$ 61.64	16.6 %
20 Day VWAP	$ 60.08	17.1 %
30 Day VWAP	$ 60.08	16.8 %
VWAP since initial offer	$ 55.18	26.9 %
52-Week High	$ 64.93	7.8 %
52-Week High (undisturbed)	$ 73.36	(4.6) %
Chemical Peers HUSP		
Based on 40N Initial Offer Date	$ 55.95	25.1 %
Based on 40N Director Resignation Date	$ 50.76	37.9 %

Source: CIQ, Bloomberg; Market data as of 01-Apr-2021
Note: Price performance calculated based on USD adjusted figures. "HUSP" stands for "Hypothetical Undisturbed Stock Price", and is calculated based on applying peer stock price performance to an 'Undisturbed' stock price for Grace from that reference date through to current.
[1] Calculated based on offer price of $70/sh and daily VWAP on April 1st, 2021 of $61.64. Analysis does not reflect time value of money through close for simplicity.

Highly Sensitive Information